================================================================================
                           OFFER TO PURCHASE FOR CASH
              ANY AND ALL OUTSTANDING UNITS OF BENEFICIAL INTEREST
                                       OF

                              BURLINGTON RESOURCES

                          COAL SEAM GAS ROYALTY TRUST
                                       AT
                               $8.75 NET PER UNIT
                                       BY

                         DEVON ACQUISITION CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF

                            DEVON ENERGY CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, MARCH 13, 1998, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED OR UPON THE OBTAINING OF FINANCING. THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS THAT ARE CONTAINED IN THIS OFFER TO PURCHASE. SEE "THE TENDER OFFER -- 14. CERTAIN CONDITIONS OF THE OFFER."

                                   IMPORTANT

     Any Unit holder desiring to tender all or any portion of his or her Units should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such Unit holder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or facsimile thereof), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in "THE TENDER OFFER -- 2. Procedures for Tendering Units," an Agent's Message (as defined herein), and any other required documents to Harris Trust Company of New York (the "Depositary") and either deliver the certificates for such Units to the Depositary along with the Letter of Transmittal (or facsimile thereof) or deliver such Units pursuant to the procedure for book-entry transfer set forth in "THE TENDER OFFER -- 2. Procedures for Tendering Units," or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A Unit holder having Units registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender such Units.

     A Unit holder who desires to tender Units and whose certificates for such Units are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Units by following the procedure for guaranteed delivery set forth in "THE TENDER OFFER -- 2. Procedures for Tendering Units."

     Requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to D.F. King & Co., Inc. (the "Information Agent") or Smith Barney Inc. (now associated with Salomon Brothers Inc and collectively with Salomon Brothers Inc doing business as Salomon Smith Barney and sometimes referred to herein as the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. A Unit holder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                             ---------------------

                      The Dealer Manager for the Offer is:
                              SALOMON SMITH BARNEY

                               February 13, 1998
================================================================================

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Introduction................................................  1
The Tender Offer............................................  2
   1. Terms of Offer........................................  2
   2. Procedures for Tendering Units........................  3
   3. Withdrawal Rights.....................................  5
   4. Acceptance for Payment and Payment for Units..........  6
   5. Certain U.S. Federal Income Tax Considerations........  7
   6. Certain Information Concerning the Trust..............  8
   7. Certain Information Concerning the Purchaser and
      Devon.................................................  10
   8. Price Range of Units; Cash Distributions..............  12
   9. Distributions.........................................  13
  10. Financing of the Offer................................  13
  11. Background of the Offer; Past Contacts, Transactions
      or Negotiations with the Trust........................  14
  12. Purpose and Structure of the Offer; Plans for the
      Trust.................................................  14
  13. Effect of the Offer on the Market for Units; NYSE
      Listing and Exchange Act Registration; Margin
      Regulations...........................................  15
  14. Certain Conditions of the Offer.......................  16
  15. Appraisal Rights......................................  17
  16. Certain Transactions..................................  17
  17. Certain Legal Matters.................................  20
  18. Fees and Other Expenses...............................  20
  19. Miscellaneous.........................................  21

TO THE OWNERS OF UNITS OF BENEFICIAL INTEREST OF
BURLINGTON RESOURCES COAL SEAM GAS ROYALTY TRUST:

                                  INTRODUCTION

     Devon Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Devon Energy Corporation, an Oklahoma corporation ("Devon"), hereby offers to purchase any and all outstanding Units of Beneficial Interest ("Units") of Burlington Resources Coal Seam Gas Royalty Trust (the "Trust"), at a price of $8.75 per Unit, net to the seller in cash, without interest (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, both as amended from time to time (which together constitute the "Offer"). Tendering Unit holders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of the Units by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Salomon Smith Barney, as Dealer Manager (the "Dealer Manager"), Harris Trust Company of New York, as Depositary (the "Depositary"), and D.F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See "THE TENDER OFFER -- 18. Fees and Other Expenses."

     If the record date for the regular March 1998 quarterly cash distribution and associated tax credits declared by the Trust precedes the transfer to the Purchaser on the Trust's transfer records of the Units purchased pursuant to the Offer, holders of record of Units on such record date (including holders who have tendered Units pursuant to the Offer) will be entitled to receive and retain such regular quarterly cash distribution and associated tax credits on such Units. The Purchaser anticipates that March 13, 1998 (the date on which the Offer is initially scheduled to expire) will be after the record date for the Trust's normal quarterly distribution in March 1998. See "THE TENDER
OFFER -- 8. Price Range of Units; Cash Distributions."

     The purpose of the Offer is for the Purchaser to acquire a significant number of the outstanding Units as an investment.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED OR UPON THE OBTAINING OF FINANCING. THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS THAT ARE CONTAINED IN THIS OFFER TO PURCHASE. SEE "THE TENDER OFFER -- 14. CERTAIN CONDITIONS OF THE OFFER."

     Based on a Schedule 14D-1 filed with the Commission on or about January 20, 1998 by San Juan Partners, L.L.C. ("SJP") and certain other parties named therein, as of February 12, 1998, the Purchaser believes that (i) SJP is offering to purchase 5,446,860 Units at a price of $8.25 per Unit (the "SJP Offer") and (ii) the SJP Offer is scheduled to expire at 12:00 Midnight, New York City time, on Tuesday, February 17, 1998. Holders of Units who have previously tendered Units pursuant to the SJP Offer and who now wish to tender such Units pursuant to the Offer will first need to withdraw such Units from the SJP Offer before such Units can be tendered pursuant to the Offer. Holders of Units who desire assistance in withdrawing Units tendered pursuant to the SJP Offer may contact the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

     The Purchaser and Devon have filed a Schedule 14D-1 with the Securities and Exchange Commission (the "Commission") in connection with the Offer (the "Purchaser Schedule 14D-1"). The Purchaser Schedule 14D-1 contains additional information, including exhibits, relating to the Offer, the Purchaser and Devon and may be inspected and copies of such document may be obtained at the same places and in the same manner as set forth in "THE TENDER OFFER -- 6. Certain Information Concerning the Trust."

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Units that are validly tendered prior to the Expiration Date (as hereinafter defined) and not properly withdrawn in accordance with the procedures set forth in "THE TENDER OFFER -- 3. Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, March 13, 1998, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

     SATISFACTION OF CERTAIN CONDITIONS. The Offer is subject to certain conditions. See "THE TENDER OFFER -- 14. Certain Conditions of the Offer." If any or all of the conditions set forth in "THE TENDER OFFER -- 14. Certain Conditions of the Offer" are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) in its sole discretion to (i) decline to purchase any of the Units tendered in the Offer, terminate the Offer and return all tendered Units to the tendering Unit holders, (ii) waive or amend any or all conditions to the Offer to the extent permitted by applicable law and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of the Unit holders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

     MODIFICATION OF CONSIDERATION. The Purchaser also reserves the right to decrease the number of Units being sought or to increase or decrease the consideration being offered in the Offer, subject to any requirement to extend the period of time during which the Offer is open. Any such decrease in the number of Units being sought or such increase or decrease in the consideration being offered will be applicable to all Unit holders whose Units are accepted for payment pursuant to the Offer. The Purchaser has no present intention of exercising any such right, except that it is likely that the Purchaser would reduce the consideration offered in the Offer if the Offer is extended beyond the record date for the regular second quarter 1998 cash distribution and associated tax credits declared by the Trust.

     RIGHT TO EXTEND OR AMEND OFFER. Subject to the applicable rules of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, all Units validly tendered by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect, by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to "THE TENDER OFFER -- 14. Certain Conditions of the Offer." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED UNITS, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHTS TO EXTEND THE OFFER.

     RESULT OF MATERIAL MODIFICATION. If the Purchaser makes a material change in the terms of the Offer or in the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changed. With respect to a change in price or a change in percentage of securities sought, if at the time notice of such change is first published, sent or given to holders of such Units, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of a ten business day period from the last such notice given. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     ANNOUNCEMENTS. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) promulgated under the Exchange Act. Without limiting the obligation of the Purchaser under such rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the PR Newswire.

     DELAY OF PAYMENTS. If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its purchase of or payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Units on behalf of the Purchaser, and such Units may not be withdrawn except to the extent tendering Unit holders are entitled to withdrawal rights as described in "THE TENDER
OFFER -- 3. Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Units that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of the holders of securities promptly after the termination or withdrawal of such bidder's offer.

     REQUEST FOR UNIT HOLDER LIST. A request has been made to NationsBank of Texas, N.A. as Trustee of the Trust (the "Trustee"), for the use of the Trust's Unit holder list and security position listings for the purpose of disseminating the Offer to holders of Units. Once the Trust has provided such list and listings or otherwise complied with such request, this Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record holders of Unit. Such materials will also be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Unit holder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Units by the Purchaser.

     2. PROCEDURES FOR TENDERING UNITS.

     VALID TENDER OF UNITS. Except as set forth below, for Units to be validly tendered pursuant to the Offer, a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Units, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates for Units representing tendered Units must be received by the Depositary along with the Letter of Transmittal, or such Units must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, or (ii) the tendering Unit holder must comply with the guaranteed delivery procedures set forth below, in each case prior to the Expiration Date.

     BOOK-ENTRY TRANSFER. The Depositary will make a request to establish an account with respect to the Units at each of The Depository Trust Company and the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution which is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Units by causing such Book-Entry Transfer Facility to transfer such units into the Depositary's account at such Book-Entry Transfer Facility in accordance with its procedures for transfer. However, although delivery of Units may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

     Delivery of documents to a Book-Entry Transfer Facility in accordance with its procedures does not constitute delivery to the Depositary. None of the Purchaser, Devon, the Depositary, the Dealer Manager, the

Information Agent or any other person will assume any responsibility for, or will be under any duty to give notification of, the failure by any Book-Entry Transfer Facility to forward documents to the Depositary.

     SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program (each, an "Eligible Institution"), unless the Units tendered thereby are tendered (i) by a registered holder of Units who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the certificates for Units are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for unpurchased Units are to be issued or returned to, a person other than the registered owner, then the tendered certificates must be endorsed or accompanied by appropriate transfer powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or transfer powers guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a Unit holder desires to tender Units pursuant to the Offer and certificates for such Units are not immediately available, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Units may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates (or a Book-Entry Confirmation (as hereinafter defined)) representing all tendered Units, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of the execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram or facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF UNITS, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING UNIT HOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Notwithstanding any other provision hereof, payment for the Units accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for, or of Book-Entry Confirmation with respect to, such Units, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering Unit holders at the same time and will depend upon when the foregoing materials are actually received by the Depositary.

     BACKUP FEDERAL TAX WITHHOLDING. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain Unit holders pursuant to the Offer. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE FOR UNITS SOLD PURSUANT TO THE OFFER, A TENDERING

UNIT HOLDER MUST PROVIDE THE DEPOSITARY WITH HIS OR HER CORRECT TAXPAYER IDENTIFICATION NUMBER, CERTIFY THAT HE OR SHE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR OTHERWISE ESTABLISH AN EXEMPTION TO BACKUP WITHHOLDING IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL.

     APPOINTMENT AS PROXY. By executing a Letter of Transmittal as set forth above, a tendering Unit holder irrevocably appoints designees of the Purchaser as such Unit holder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unit holder's rights with respect to the Units tendered by the Unit holder and accepted for payment by the Purchaser and with respect to any and all other Units or other securities, rights or distributions, other than regular cash distributions and associated tax credits declared by the Trust having a record date prior to the date of transfer to the Purchaser on the Trust's transfer records of the Units tendered (such Units or other securities, rights or distributions other than such regular cash distributions and associated tax credits being referred to herein as "Special Distributions"), issued or issuable in respect of such Units on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Units. This appointment will be effective if, when, and only to the extent that, the Purchaser accepts Units for payment pursuant to the Offer. Upon such acceptance for payment, all powers of attorney and proxies given by such Unit holder with respect to such Units and any Special Distributions will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given by such Unit holder (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Units and any Special Distributions, be empowered to exercise all voting and other rights of such Unit holder with respect to such Units and any Special Distributions as they, in their sole discretion, may deem proper at any meeting of the Unit holders, or any adjournment or postponement thereof, or by written consent or otherwise. The Purchaser reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Units, the Purchaser must be able to exercise full voting rights with respect to such Units, including voting at any meeting of Unit holders.

     DETERMINATION OF VALIDITY. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Units determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Units of any particular Unit holder, whether or not similar defects or irregularities are waived in the case of other Unit holders.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, Devon, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification.

     A tender of Units pursuant to any one of the procedures described above will constitute the tendering Unit holder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment of Units tendered pursuant to the Offer will constitute a binding agreement between the tendering Unit holder and the Purchaser upon the terms and subject to the conditions of the Offer.

     3. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 3, tenders of Units made pursuant to the Offer are irrevocable. Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser as provided herein, may also be withdrawn at any time after April 13, 1998.

     If, for any reason whatsoever, acceptance for payment of Units tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Units, and such Units may not be withdrawn except to the extent that the tendering Unit holder is entitled to and duly exercises withdrawal rights as described in this Section 3. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses specified on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, the number of Units to be withdrawn, and (if certificates for Units have been tendered) the name of the registered holder of the Units as set forth in the certificate for the Units, if different from the name of the person who tendered such Units. If certificates for Units to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Units have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Units have been tendered pursuant to the procedure for book-entry transfer as set forth in "THE TENDER OFFER -- 2. Procedures for Tendering Units," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Units and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tenders of Units may not be rescinded and any Units properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Units may be retendered by again following one of the procedures described in "THE TENDER OFFER -- 2. Procedures for Tendering Units" at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Devon, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

     4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, all Units validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with "THE TENDER
OFFER -- 3. Withdrawal Rights") promptly after the Expiration Date.

     The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or, subject to the requirements of Rule 14e-1(c) referred to in "THE TENDER OFFER -- 1. Terms of the Offer," payment for, Units in order to comply in whole or in part with any applicable law or condition. See "THE TENDER OFFER -- 14. Certain Conditions of the Offer." In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Units or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Units into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in "THE TENDER OFFER -- 2. Procedures for Tendering Units," (ii) the Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Units which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Units validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made by deposit of the Purchase Price therefor with the Depositary, which will act as agent for tendering Unit holders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Unit holders. Under no circumstances will interest on the Purchase Price be paid by the Purchaser by reason of any delay in making such payment.

     If any tendered Units are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted representing more Units than are tendered, certificates for tendered Units not purchased or tendered will be returned, without expense to the tendering Unit holder (or, in the case of Units tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in "THE TENDER
OFFER -- 2. Procedures for Tendering Units," such Units will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     5. CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS. The following summary of certain U.S. federal income tax considerations is based upon laws, regulations, interpretive rulings and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect). This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular taxpayer in light of his or her personal investment circumstances or to certain types of taxpayers subject to special treatment under the U.S. federal income tax laws (such as life insurance companies, banks, tax-exempt organizations, nonresident aliens and foreign corporations). THIS SUMMARY ALSO DOES NOT DISCUSS ANY ASPECT OF STATE, LOCAL OR FOREIGN TAXATION. ACCORDINGLY, EACH UNIT HOLDER IS URGED TO CONSULT WITH HIS OR HER TAX ADVISOR AS TO THE TAX CONSEQUENCES OF TENDERING UNITS PURSUANT TO THE OFFER.

     TENDERING UNIT HOLDERS. Each tendering Unit holder will be treated, for U.S. federal income tax purposes, as having disposed of an undivided interest in each of the assets of the Trust. As a result, each tendering Unit holder will recognize gain or loss, for U.S. federal income tax purposes, measured by the difference between the amount realized on the sale and the Unit holder's tax basis in the Units sold. A Unit holder's tax basis in his or her Units will generally include the amount paid by such Unit holder for such Units and an allocable share of the debts of the Trust, if any, and such tax basis must be reduced, but not below zero, by any depletion deductions that the Unit holder has been allowed. A Unit holder's amount realized will generally include an allocable share of the debts of the Trust, if any, at the time the Units are sold pursuant to the Offer. The character of the gain or loss as ordinary income or loss or as capital gain or loss (and, if capital gain or loss, as long-term or short-term) will be determined by reference to the Royalty Interests (as defined in "THE TENDER OFFER -- 6. Certain Information Concerning the Trust"), rather than by reference to the Units (with the result, inter alia, that the depletion recapture rules will generally require a Unit holder to recharacterize, as ordinary income, any capital gain realized in connection with the sale of Units, but not in excess of the depletion deductions previously allowed to the Unit holder that were applied to reduce tax basis). A tendering Unit holder who has taken a tax credit under Section 29 of the Internal Revenue Code of 1986, as amended (the "Code"), will not have to recapture as ordinary income any amount previously taken as a credit. While net capital gains are taxed, in the case of corporate taxpayers, at the same rates that apply to ordinary income, such gains are taxed, in the case of individual taxpayers, at a maximum rate of (i) 28% if the relevant holding period is more than 12 months but no more than 18 months and (ii) 20% if the relevant holding period is more than 18 months. Capital losses may be used, for federal income tax purposes, to offset only capital gains and may not be used to offset ordinary income (subject to a $3,000 exemption in the case of individual taxpayers).

     The Trust will allocate its income, gain, loss, deduction and credits under
Section 29 of the Code for 1998 between a tendering Unit holder and the Purchaser based on the number of quarterly record dates established for distributions by the Trust during the portion of the calendar year that each such person held the Unit.

     NON-TENDERING UNIT HOLDERS. Consummation of the Offer will not alter the Trust's classification as a grantor trust and will not require the Trust to close its taxable year, change its method of accounting or otherwise be adversely affected.

     THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. UNIT HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE EFFECTS OF FEDERAL, STATE AND LOCAL TAX CONSEQUENCES THEREOF.

     6. CERTAIN INFORMATION CONCERNING THE TRUST. According to the Trust's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Trust 10-K"), the Trust was created under the laws of the State of Delaware pursuant to the Trust Agreement, among Meridian Oil Production Inc., Burlington Resources Inc., Mellon Bank (DE) National Association and the Trustee dated May 1, 1993 (the "Trust Agreement"). According to the Trust's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 (the "Trust 10-Q"), the Trust maintains its principal offices at the offices of the Trustee, located at 901 Main Street, Suite 1700, Dallas, Texas 75202. According to the Trust 10-K, the Trust has been formed to acquire and hold certain net profits interests (the "Royalty Interests") in Meridian Oil Production Inc.'s interest in the Fruitland coal formation underlying the Northeast Blanco Unit (the "Underlying Properties"). The Purchaser believes that the name of Meridian Oil Production Inc. has been changed to Burlington Resources Oil & Gas Company ("BROG"). Devon's single largest reserve position is its interest in the same Northeast Blanco Unit ("NEBU"). The interests of all of the owners of interests in the Northeast Blanco Unit are collectively referred to herein as the "NEBU Interests."

     The Trust is subject to the information and reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission relating to its properties, financial condition and other matters. These reports and other information are available for inspection at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a web site on the Internet that can be accessed at http://www.sec.gov and that contains information filed electronically regarding the Trust. Reports and other information concerning the Trust can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The selected financial data set forth below relating to the Trust have been taken or derived from the audited financial statements contained in the Trust 10-K or the unaudited financial statements contained in the Trust 10-Q. More comprehensive financial information is included in the Trust 10-K, the Trust 10-Q and the other documents filed by the Trust with the Commission, and the financial data set forth below are qualified in their entirety by reference to such reports and other documents including the financial statements and related notes contained therein.

                              BURLINGTON RESOURCES
                          COAL SEAM GAS ROYALTY TRUST

                            SELECTED FINANCIAL DATA

          CONDENSED STATEMENTS OF ASSETS, LIABILITIES AND TRUST CORPUS

                                                                                DECEMBER 31,
                                                         SEPTEMBER 30,   ---------------------------
                                                             1997            1996           1995
                                                         -------------   ------------   ------------
                                                          (UNAUDITED)
Assets
Cash and cash equivalents..............................   $    77,522    $    158,251   $     31,260
Net royalty interests in oil and gas properties........    95,634,222     107,371,880    123,603,700
                                                          -----------    ------------   ------------
          Total assets.................................   $95,711,744    $107,530,131   $123,634,960
                                                          ===========    ============   ============
Liabilities and Trust Corpus
Trust expenses payable.................................   $    96,836    $    201,966   $    100,220
Trust corpus (8,800,000 Units authorized and
  outstanding).........................................    95,614,908     107,328,165    123,534,740
                                                          -----------    ------------   ------------
          Total liabilities and trust corpus...........   $95,711,744    $107,530,131   $123,634,960
                                                          ===========    ============   ============

                  CONDENSED STATEMENTS OF DISTRIBUTABLE INCOME

                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                              -----------------------   -------------------------
                                                 1997         1996         1996          1995
                                              ----------   ----------   -----------   -----------
                                                    (UNAUDITED)
Royalty income..............................  $5,077,755   $8,376,309   $10,671,428   $14,076,780
Interest income.............................      12,826       22,184        28,339        37,576
                                              ----------   ----------   -----------   -----------
                                              $5,090,581   $8,398,493   $10,699,767   $14,114,356
General and administrative expenses.........    (538,911)    (532,286)     (659,226)     (711,959)
                                              ----------   ----------   -----------   -----------
Distributable income........................  $4,551,670   $7,866,207   $10,040,541   $13,402,397
                                              ==========   ==========   ===========   ===========
Distributable income per Unit (8,800,000
  Units)....................................  $      .52   $      .89   $      1.14   $      1.52
                                              ==========   ==========   ===========   ===========

                CONDENSED STATEMENTS OF CHANGES IN TRUST CORPUS

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                                    ----------------------------    ----------------------------
                                        1997            1996            1996            1995
                                    ------------    ------------    ------------    ------------
                                            (UNAUDITED)
Trust corpus, beginning of
  period..........................  $107,328,165    $123,534,740    $123,534,740    $147,459,837
Amortization and impairment of
  royalty interests...............   (11,737,658)    (15,008,321)    (16,231,820)    (23,913,096)
Distributable income..............     4,551,670       7,866,207      10,040,541      13,402,397
Distributions to Unit holders.....    (4,527,269)     (7,806,576)    (10,015,296)    (13,414,398)
Trust corpus, end of period.......  $ 95,614,908    $108,586,050    $107,328,165    $123,534,740

     The information concerning the Trust contained herein has been taken from or is based upon reports and other documents on file with the Commission or otherwise publicly available. None of the Purchaser, Devon, the Dealer Manager, the Information Agent or the Depositary takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Trust to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to such persons.

     7. CERTAIN INFORMATION CONCERNING THE PURCHASER AND DEVON. The Purchaser is a wholly-owned subsidiary of Devon and was recently organized and has not engaged in any business since its organization other than that incident to its organization and in connection with the Offer. The principal executive offices of the Purchaser are located at 20 North Broadway, Suite 1500, Oklahoma City, OK 73102-8260 (telephone 405/235-3611).

     Devon is an independent energy company engaged primarily in oil and gas exploration, development and production, and in the acquisition of producing properties. Through its predecessors, Devon began operations in 1971. In 1988 Devon's common stock began trading publicly on the American Stock Exchange under the symbol DVN. The principal executive offices of Devon are located at 20 North Broadway, Suite 1500, Oklahoma City, OK 73102-8260 (telephone 405/235-3611).

     Devon currently owns interests in approximately 2,200 oil and gas properties concentrated in five operating areas: the Permian Basin in southeastern New Mexico and western Texas; the San Juan Basin in northwestern New Mexico; the Rocky Mountain region in Wyoming; the Mid-continent region in Oklahoma and the Texas Panhandle; and the Western Canada Sedimentary Basin in Alberta, Canada.

     Set forth below is certain selected consolidated financial information with respect to Devon and its subsidiaries for the nine month periods ended September 30, 1997 and 1996 and the fiscal years ended December 31, 1996, 1995 and 1994. Such financial information has been taken from the periodic reports and other documents filed by Devon with the Commission. More comprehensive information concerning Devon is included in such reports and other documents and all of the financial information and notes contained therein.

                            DEVON ENERGY CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                                            YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------
                                                    1997        1996        1995        1994
                                                  --------    --------    --------    --------
INCOME STATEMENT DATA:
Total revenues..................................  $313,140    $164,017    $113,303    $100,773
Lease operating expenses........................    65,655      31,568      27,289      24,521
Production taxes................................    17,924      10,658       6,832       6,899
Depreciation, depletion and amortization........    85,307      43,361      38,090      34,132
General and administrative expenses.............    12,922       9,101       8,419       8,425
Interest expense................................       274       5,277       7,051       5,439
Distributions on preferred securities of
  subsidiary trust..............................     9,717       4,753          --          --
Net earnings....................................  $ 75,292    $ 34,801    $ 14,502    $ 13,745

                                                                     AT DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
BALANCE SHEET DATA:
Total assets...............................................  $846,403    $746,251    $421,564
Long-term debt.............................................        --       8,000     143,000
Convertible preferred securities of subsidiary trust.......   149,500     149,500          --
Stockholders' equity.......................................  $543,576    $472,404    $219,041

     Devon is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Devon's directors and officers, their remuneration, stock options granted to them, the principal holders of Devon's securities, any material interests of such persons in transactions with Devon and other matters is required to be disclosed in proxy statements distributed to Devon's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Trust in "THE TENDER OFFER -- 6. Certain Information Concerning the Trust," except that Devon's common stock is traded on the American Stock Exchange, and reports, proxy statements and other information concerning Devon should also be on file at the American Stock Exchange, 86 Trinity Place, New York, NY 10006-1881.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser and Devon are set forth in Schedule I hereto.

     Except as set forth in this Offer to Purchase (including, without limitation, Schedule I hereto): (i) none of Purchaser or Devon or, to the knowledge of Purchaser or Devon, any of the persons listed on Schedule I hereto or any associate or majority-owned subsidiary of the Purchaser, Devon or any of the persons so listed, beneficially owns or has any right to acquire any Units;
(ii) none of the Purchaser or Devon or, to the knowledge of Purchaser or Devon, any of the other persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries, has effected any transaction in the Units during the last 60 days; (iii) none of the Purchaser or Devon or, to the knowledge of the Purchaser or Devon, any of the persons listed on Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Trust, including, but not limited to any contract, arrangement, understanding or relationship concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies; (iv) since January 1, 1995, there have been no transactions which would require reporting under the rules and regulations of the Commission between any of the Purchaser or Devon or, to the best knowledge of the Purchaser or Devon, any of the persons listed on Schedule I hereto, on the one hand, and the Trust or any of its executive officers, directors or affiliates, on the other hand; and (v) since January 1, 1995, there have been no contracts, negotiations or transactions between any of the Purchaser or Devon or any of their respective subsidiaries or, to the best knowledge of the Purchaser or Devon, any of the persons listed on Schedule I hereto, on the one hand, and the Trust or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Trust.

     8. PRICE RANGE OF UNITS; CASH DISTRIBUTIONS. The Units are listed and traded on the NYSE under the symbol BRU. The following table sets forth for the periods indicated, the reported high and low closing sales prices for the Units and the cash distributions per Unit, as reported in the Trust 10-K with respect to the fiscal years 1995 and 1996 and the high and low closing sale prices for the Units and the cash distributions per Unit reported in published financial sources for the periods indicated thereafter.

                                                       PRICE             CASH
                                                 -----------------   DISTRIBUTIONS
                     1995                         HIGH       LOW       PER UNIT
                     ----                        -------   -------   -------------
First Quarter..................................  $17.375   $15.250     $0.364168
Second Quarter.................................   17.000    14.750      0.399989
Third Quarter..................................   15.500    14.500      0.385197
Fourth Quarter.................................   15.375    12.375      0.375008

                                                       PRICE             CASH
                                                 -----------------   DISTRIBUTIONS
                     1996                         HIGH       LOW       PER UNIT
                     ----                        -------   -------   -------------
First Quarter..................................  $13.625   $10.125     $0.332900
Second Quarter.................................   11.750     8.750      0.298843
Third Quarter..................................   10.000     8.750      0.255385
Fourth Quarter.................................   10.000     8.250      0.250990

                                                       PRICE             CASH
                                                 -----------------   DISTRIBUTIONS
                     1997                         HIGH       LOW       PER UNIT
                     ----                        -------   -------   -------------
First Quarter..................................  $ 9.750   $ 7.625     $0.147801
Second Quarter.................................    8.250     6.750      0.160766
Third Quarter..................................    8.000     7.125      0.205895
Fourth Quarter.................................    7.9375    5.375      0.125486

                                                       PRICE             CASH
                                                 -----------------   DISTRIBUTIONS
                     1998                         HIGH       LOW       PER UNIT
                     ----                        -------   -------   -------------
First Quarter (through February 12, 1998)......  $8.9375   $5.9375        *

---------------

* This information had not been publicly announced as of February 12, 1998.

     On February 10, 1998, the last full trading day prior to the public announcement of the Purchaser's intention to commence the Offer, the closing sales price for the Units on the NYSE was $8.125 per Unit. On February 12, 1998, the last full trading day prior to the commencement of the Offer, the closing sales price for the Units on the NYSE was $8.875 per Unit. UNIT HOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE UNITS.

     Cash distributions are made by the Trustee on a quarterly basis. According to the Trust 10-K, the quarterly distribution is payable to Unit holders of record on the 63rd day following the end of such calendar quarter unless such day is not a business day in which case the record date will be the next business day thereafter. The Trustee distributes the quarterly distribution on or prior to 75 days after the end of each calendar quarter to each person who was a Unit holder of record on the associated record date, together with interest estimated to be earned on such amount from the date of receipt thereof by the Trustee to the payment date. The Purchaser believes that the amount of each quarterly distribution is generally announced before the quarterly record date.

     9. DISTRIBUTIONS. If, on or after the date of this Offer to Purchase, the Trust should split, combine or otherwise change the Units or its capitalization, or disclose that it has taken such action, then, without prejudice to the Purchaser's rights under applicable law and subject to the provisions in "THE TENDER OFFER -- 14. Certain Conditions of the Offer," the Purchaser, in its sole discretion, may make such adjustments in the Purchase Price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change including, without limitation, the number of Units to be purchased.

     If, on or after the date of this Offer to Purchase, the Trust should declare or pay any distribution with respect to the Units, other than the regular quarterly cash distributions and associated tax credits (see "THE TENDER OFFER -- 8. Price Range of Units; Cash Distributions"), that is payable or distributable to record holders as of a date prior to the transfer to the Purchaser on the Trust's transfer records of the Units purchased pursuant to the Offer, then without prejudice to the Purchaser's rights under applicable law and subject to the provisions in "THE TENDER OFFER -- 14. Certain Conditions of the Offer," (i) in the case of any cash distribution, the Purchase Price will be reduced by the amount of such cash distribution and (ii) in the case of any non-cash distribution, such non-cash distribution shall be received and held by the tendering Unit holders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering Unit holder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash distribution and may withhold the entire Purchase Price or deduct from the Purchase Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     10. FINANCING OF THE OFFER. The total amount of funds required by the Purchaser to purchase all outstanding Units pursuant to the Offer and to pay related fees and expenses is expected to be approximately $78 million. The Purchaser expects to obtain all such necessary funds from loans and/or capital contributions from Devon. Devon expects to obtain such funds from cash on hand and/or from borrowings under Devon's existing committed credit lines. As of December 31, 1997, Devon had cash balances of approximately $42 million and $208 million available on its U. S. lines of credit.

     Devon has long-term lines of credit with participating banks, including NationsBank of Texas, N.A. (agent), Bank One, Texas, N.A., Bank of Montreal, First Union National Bank of North Carolina and Bank of Oklahoma, N.A. Devon can borrow up to an amount determined by the banks based on their evaluation of the assets and cash flow (the "Borrowing Base") of Devon. The established Borrowing Base at December 31, 1997, was $208 million. Amounts borrowed under the credit lines bear interest at various fixed rate options which Devon may elect for periods up to 90 days. Such rates are generally less than the prime rate. Devon may also elect to borrow at the prime rate. No amounts were borrowed under the credit lines at the end of 1997.

     Debt under the credit lines is unsecured. No principal payments are required until maturity unless the unpaid balance exceeds the maximum loan amount. The maximum loan amount is equal to the Borrowing Base until August 31, 2000. Thereafter, the maximum loan amount will be reduced by 8.33% every three months until August 31, 2003. The loan agreements contain certain covenants and restrictions, among which are limitations on additional borrowings and annual sales of properties valued at more than $25 million, and working capital and net worth maintenance requirements. At December 31, 1997, Devon was in compliance with such covenants and restrictions.

     Devon anticipates that its operating cash flow will be sufficient to repay any borrowings incurred as a result of the Offer.

     11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE TRUST. Since 1988, Devon has been the "Operator" of the NEBU Interests. See "THE TENDER OFFER -- 16. Certain Transactions." On February 11, 1998, Devon issued a press release announcing the intention to commence the Offer. On February 12, 1998, representatives of the Purchaser requested the Trustee to provide, and the Trustee indicated that it would provide, the Purchaser with the Trust's Unit holder list and security position listings. On February 13, 1998, the Purchaser commenced the Offer.

     12. PURPOSE AND STRUCTURE OF THE OFFER; PLANS FOR THE TRUST. The purpose of the Offer is for the Purchaser to acquire a significant number of Units as an investment.

     The Purchaser has no current plan or intention of seeking to terminate the Trust. However, if the Purchaser acquired 66 2/3% of the outstanding Units (pursuant to the Offer or otherwise), the Purchaser would have the power to cause the termination of the Trust without the affirmative vote of any other Unit holders. Conversely, if the Purchaser obtains more than 33 1/3% of the outstanding Units, it would have the voting power necessary to defeat any proposal to terminate the Trust (since termination of the Trust requires the affirmative vote of at least 66 2/3% of the outstanding Units).

     Although the Purchaser has no current plans to cause the termination of the Trust, there can be no assurance that the Purchaser will not consider proposing and/or voting for termination of the Trust at some time in the future. In the event that the Trust is terminated, the Purchaser or its affiliates may submit an offer to purchase the Trust's interests in the Underlying Properties in connection with the Trustee's auction of the Trust assets or otherwise.

     The information in the following paragraphs of this Section 12 has been taken or derived from the Trust Agreement, which has been filed as an exhibit to the Trust 10-K. More comprehensive information concerning meetings of Unit holders and the termination of the Trust is included in the Trust Agreement, and the information set forth below is qualified in its entirety by reference to the Trust Agreement.

     According to the terms of the Trust Agreement, the Trust may terminate prior to January 1, 2003 only upon the affirmative vote in favor of termination of the Trust by the holders of at least 66 2/3% of the outstanding Units. A meeting of the Unit holders may be called by Unit holders owning of record not less than 10% of the then outstanding Units. The notice of such meeting must be distributed at least 20, but not more than 60, days prior to the date of the meeting. At such meeting, if the holders of at least 66 2/3% of the Units vote to terminate the Trust, the Trustee will commence the liquidation process. The Trust will still continue until all of the affairs of the Trust are liquidated and wound up.

     Within five business days of the date the Unit holders vote to terminate the Trust (the "Termination Date"), the Trustee must (i) provide BROG, Burlington Resources Inc. and Mellon Bank (DE) National Association (the "Delaware Trustee") or its successor with written notice of the termination of the Trust and (ii) engage an investment banking firm (the "Advisor") to assist the Trustee in selling the remaining Royalty Interests then owned by the Trust (the "Remaining Royalty Interests").

     BROG may, but is not obligated to, make a written cash offer to purchase the Remaining Royalty Interests, which offer must be delivered to the Trustee within 60 days following the Termination Date (the "Option Period Termination Date"). If BROG does make an offer to purchase the Remaining Royalty Interests, the Trustee must decide, based on the recommendation of the Advisor, whether to accept the offer. The Trustee must provide written notice to BROG of the decision by the later of (i) the Option Period Termination Date or (ii) the tenth business day after the date the Trustee receives BROG's offer. The Trustee's notice must state that the Trustee (i) accepts the offer (which acceptance is conditional on the receipt of an opinion of the Advisor of the fairness of BROG's offer to the Unit holders from a financial point of view) or
(ii) defers action on the offer. If the Trustee accepts BROG's offer, BROG and the Trustee must use their best efforts to close the purchase within 30 days of BROG's receipt of notice of acceptance.

     If the Trustee defers action on BROG's offer, the Trustee must use its best efforts, with the Advisor's assistance, to obtain other cash offers for the Remaining Royalty Interests. The Trustee must notify BROG of the highest offer, if any, received by the Trust within 120 days following the Termination Date. If the highest offer is more than 105% of BROG's original offer, or if BROG did not make an offer, BROG may, but is not obligated to, purchase all of the Remaining Royalty Interests for a cash purchase price equal to 105% of the highest offer. If the highest offer is equal to or less than 105% of BROG's original offer, BROG may, but is not obligated to, purchase all of the Remaining Royalty Interests for a cash purchase price equal to the highest offer. BROG must provide written notice of its election to purchase the Remaining Royalty Interests within five business days of BROG's receipt of notice of the highest offer. BROG and the Trustee must use their best efforts to close the purchase within 30 days of BROG's receipt of notice of the highest offer.

     If no other acceptable cash offers are received for the Remaining Royalty Interests, the Trustee may request that BROG submit another offer. If BROG makes an offer, and the Trustee accepts it, the acceptance will be conditional upon receipt of an opinion of the Advisor of the fairness of the offer to the Unit holders. BROG and the Trustee must use their best efforts to close the purchase within 30 days of BROG's receipt of notice of acceptance of the offer.

     If any assets or property of the Trust estate have not been sold, or no definitive agreement for their sale has been entered into, within one year after the Termination Date, the Trustee will cause the property to be sold at public auction to the highest bidder (which may be BROG or any of its affiliates). Notice of such auction must be mailed to each Unit holder at least 30 days prior to the sale.

     The Purchaser and its affiliates also reserve the right, following termination of the Offer, to purchase additional Units, either in open market or privately negotiated transactions, in one or more additional tender offers or otherwise, or to sell all or any portion of the Units owned by them. Any such sales or purchases would depend upon current market prices for the Units, prevailing industry and general economic and market conditions, the business, financial condition and results of operations of the Trust and other relevant factors, and would be on such terms and at such prices as the Purchaser or its affiliates may then determine.

     The Trust Agreement provides that, under certain circumstances, the Trustee and the Delaware Trustee may be removed by a majority vote of the Unit holders. The Purchaser has no present plans to vote its Units for the removal of either the Trustee or the Delaware Trustee.

     Currently, the Purchaser has no intention to seek to materially change the distributions of the Trust.

     13. EFFECT OF THE OFFER ON THE MARKET FOR UNITS; NYSE LISTING AND EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS. The purchase of Units pursuant to the Offer will reduce the number of Units that might otherwise trade publicly and the number of holders of Units and could adversely affect the liquidity and market value of the remaining Units held by the public. The purchase of Units pursuant to the Offer can also be expected to reduce the number of holders of Units.

     STOCK EXCHANGE LISTING. According to the NYSE's published guidelines, the NYSE would consider delisting the Units if, among other things, the number of record holders of at least 100 Units should fall below 1,200 (the number of beneficial holders of Units held in nominee form through an NYSE member being considered for such purpose), the number of publicly held Units (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000, or the aggregate market value of such Units should fall below $5,000,000.

     Depending on the number of Units purchased pursuant to the Offer, the Units may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. If, as a result of the purchase of Units pursuant to the Offer or otherwise, the Units no longer meet the requirements of the NYSE for continued listing and/or trading and such trading of the Units were discontinued, the market for such Units could be adversely affected.

     In the event of the delisting of the Units by the NYSE (which the Purchaser intends to cause the Trust to seek following the Offer if the continued listing criteria of the NYSE are no longer satisfied), it is possible that the Units would continue to trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, by the National Association of Securities Dealers, Inc. (the "NASD") through the NASD Automated Quotation System ("Nasdaq") or by other sources. The extent of the public market for Units and the availability of such quotations would, however, depend upon such factors as the number of Unit holders remaining at such time, the interest in maintaining a market in such Units on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors.

     EXCHANGE ACT REGISTRATION. The Units are currently registered under the Exchange Act. The purchase of the Units pursuant to the Offer may result in the Units becoming eligible for deregistration under the Exchange Act. Registration of the Units under the Exchange Act may be terminated upon application of the Trust to the Commission if the Units are not listed on a national securities exchange and there are fewer than 300 record holders of the Units. Termination of registration of the Units under the Exchange Act would substantially reduce the information required to be furnished by the Trust to Unit holders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement in connection with Unit holders' meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Trust. If the Units are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Trust. Furthermore, the ability of "affiliates" of the Trust and persons holding "restricted securities" of the Trust to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. In addition, if registration of the Units under the Exchange Act were terminated, the Units would no longer be eligible for listing or Nasdaq reporting.

     It is the present intention of the Purchaser to seek to cause the Trust to make such an application for termination of registration of the Units as soon as possible following the Offer if the requirements for termination of registration are met.

     MARGIN REGULATIONS. The Units are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Units for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Units and the number and market value of publicly held Units, following the purchase of Units pursuant to the Offer, the Units may no longer constitute margin securities for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Units under the Exchange Act were terminated, the Units would no longer constitute margin securities.

     14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to the applicable rules and regulations of the Commission, pay for, and may delay the acceptance for payment of or, subject to the applicable rules and regulations of the Commission, payment for, Units tendered pursuant to the Offer, and may terminate the Offer and not accept for payment any Units, if at any time after February 6, 1998 and before the acceptance for payment of Units pursuant to the Offer, any of the following events shall occur or be deemed by the Purchaser to have occurred:

          (a) there shall be threatened, instituted or pending any action or proceeding by or before any court or governmental, administrative or regulatory agency or authority or any other person, domestic or foreign, challenging the making of the Offer or the acquisition by the Purchaser of any Units, or otherwise directly or indirectly relating to the Offer or, in the sole judgment of the Purchaser, otherwise adversely affecting the Trust, the Purchaser, Devon or any of their respective subsidiaries or affiliates; or

          (b) any change shall have occurred or be threatened in the properties, financial condition, operations, results of operations or prospects of the Trust or the Royalty Interests that, in the sole judgment of the Purchaser, is or may be materially adverse to the Trust or the Royalty Interests, or the Purchaser shall have become aware of any facts that, in the sole judgment of the Purchaser, have or may have material adverse significance with respect to the value of the Trust or the Royalty Interests or the value of the Units to the Purchaser; or

          (c) there shall have been any action taken, or any statute, rule, regulation or order proposed, promulgated, enacted, entered or deemed applicable to the Offer, by any domestic or foreign government or governmental authority or by any court, domestic or foreign, that, in the sole judgment of the Purchaser, might (i) make the acceptance for payment of or payment for some or all of the Units illegal or otherwise restrict or prohibit consummation of the Offer, or impose material obligations upon the Purchaser as a result of any such acceptance or payment, (ii) result in a delay in the ability of the Purchaser, or render the Purchaser unable, to accept for payment or pay for some or all of the Units, (iii) require the Purchaser or the Trust or any of their respective affiliates to hold separate or to divest itself of all or any portion of the business, assets or property of any of them or any Units or impose any limitation on the ability of any of them to conduct their business and own such assets, properties and Units, (iv) impose material limitations on the ability of the Purchaser or Devon to acquire, hold or exercise effectively all rights of ownership of the Units, including the right to vote any Units purchased by it on all matters properly presented to the Unit holders or (v) otherwise adversely affect the Purchaser, Devon, the Trust or the Units; or

          (d) there shall have occurred (i) any general suspension of trading, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority or agency on the extension of credit by banks or other financial institutions in the United States, (v) from the date of this Offer to Purchase through the date of expiration or termination of the Offer, a decline of at least 20% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index, which decline shall have remained in effect for at least five NYSE trading days or (vi) in the case of any of the situations described in the clauses (i) through (iv) inclusive, existing at the date of the commencement of the Offer, a material acceleration or worsening thereof;

which, in the sole judgment of the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Units.

     The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser, in whole or in part, at any time and from time to time in the sole judgment of the Purchaser. The failure by the Purchaser at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Purchaser concerning the events described in this Section shall be final and binding on all parties.

     15. APPRAISAL RIGHTS. Holders of Units do not have appraisal rights in connection with the Offer.

     16. CERTAIN TRANSACTIONS. Devon's single largest reserve position is its interest in NEBU, the same property of which the Underlying Properties are a part. In addition, Devon is the "Operator" of the NEBU Interests on behalf of all of the working interest owners. Among other things, Devon's duties as Operator include (i) providing personnel, supplies and equipment necessary to conduct day-to-day production and drilling activities, well workovers, maintenance and repairs on the wells and facilities of the NEBU Interests; (ii) maintaining production and other records regarding the status and history of the NEBU Interests; (iii) applying for necessary governmental permits and complying with applicable regulatory requirements; (iv) paying expenses associated with operating the NEBU Interests and billing the other working interest owners for their proportion of such costs; and (v) various other activities necessary for the operation of the NEBU Interests. In consideration for its duties as Operator, Devon receives payments from the other working interest owners to reimburse Devon for such owners' proportionate share of direct expenses and to reimburse Devon for its overhead expense incurred in its capacity as Operator. The amount of overhead reimbursement Devon receives is set forth in the operating agreement covering the NEBU Interests, and reflects rates that are standard and customary in the oil and gas industry in the San Juan Basin.

     The potential for gas production from coal seams varies depending upon the thickness of the coal formation, the type of coal in place, the depth at which it is found and other factors. The NEBU Interests are located in the central part of the San Juan Basin where, Devon believes, each of the factors is at or near its optimum. Devon's independent petroleum engineers, LaRoche Petroleum Consultants, Inc. ("LaRoche") estimate that as of December 31, 1997 there were 761 billion cubic feet ("Bcf") of proved reserves associated with the NEBU Interests. This estimate includes approximately 181 Bcf of natural gas reserves which are classified as "proved undeveloped" (defined below).

     Based upon information available to Devon in the Trust's publicly available documents and LaRoche's reserve data, and based upon Devon's belief as to the Trust's methodology with respect to netting of capital expenditures and other costs, Devon has calculated that the Trust's share of the total proved reserves of the NEBU Interests was approximately 68.0 Bcf of natural gas as of December 31, 1997. This includes approximately 3.7 Bcf of proved undeveloped reserves.

     To the best of Devon's knowledge as of February 12, 1998, the Trust had not publicly reported an estimate of the Trust's total proved reserves as of December 31, 1997. To the best of Devon's knowledge as of February 12, 1998, the most recent estimate of reserves reported by the Trust was 71.6 Bcf reported in the Trust 10-K. It should be noted that proved reserves reported by the Trust are determined by independent engineers engaged by the Trust. Such estimates may differ from the reserves reported by LaRoche.

     It should be noted that proved reserves are those quantities of natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing economic and operating conditions. Estimates of proved reserves are strictly technical judgments, and are not knowingly influenced by attitudes of conservatism or optimism. The process of estimating proved reserves is complex, requiring significant subjective decisions in the evaluation of available geological, engineering and economic data for each reservoir. The data for a given reservoir may change substantially over time as a result of, among other things, additional development activity, production history and viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates may occur in the future. Proved undeveloped reserves are proved reserves to be recovered from new wells to be drilled in the future and for which a relatively major expenditure is required. Because no drilling data and/or production history is available, the estimation of proved undeveloped reserves is inherently even more subjective and less precise than the estimation of proved developed reserves. No assurance can be given that the wells required to be drilled to recover proved undeveloped reserves will actually be drilled.

     The working interest owners of the NEBU Interests have agreed to implement a number of projects which may improve and/or accelerate production and may increase the percentage of estimated gas in place that can be economically recovered from the NEBU Interests. The first of these projects, called "line looping", involves laying additional gathering lines to decrease operating pressures. This project was begun in 1996 and was substantially completed by October 1997. Another project involves the installation of additional compressors at various points in the gathering system and at central delivery points associated with the NEBU Interests. This project was begun in 1997 and will continue in 1998. Additional projects to improve production through work on individual wells are currently underway. Longer term, Devon believes that additional wells may be drilled which could improve production.

     Initial results from the portion of the line looping and compression projects that has been completed through February 12, 1998 appear favorable. Total daily production from the NEBU Interests has increased from an average of 187 million cubic feet ("MMcf") of gas per day in June 1996 to an average of 209 MMcf of gas per day in January 1998. Devon anticipates that the installation of additional compression and facilities could increase production from the NEBU Interests another 10 MMcf to 20 MMcf of gas per day. However, the timing, sustainability, amounts of such increase (if any) and the effects (if any) on distributions to Unit holders cannot be projected with certainty.

     In its capacity as Operator, Devon bills BROG or its affiliates (collectively, "Burlington") for capital expenditures, lease operating expenses and overhead reimbursement on the NEBU Interests. In addition, Devon collects revenue from the purchaser of Burlington's share of gas production from the NEBU Interests and then distributes that revenue to Burlington. The following table shows the total amount of such costs and revenues for the three years ended December 31, 1997. The table also shows, based on information available to Devon from the Trust's publicly available documents, Devon's calculation of the approximate amount by which the Trust's cash distributions were reduced or will be reduced by these various expenses billed by Devon to Burlington.

                                                                YEARS ENDED DECEMBER 31,
                                                        ----------------------------------------
                                                           1997           1996           1995
                                                        -----------    -----------    ----------
Amounts billed to Burlington by Devon for:
  Capital expenditures................................  $ 1,923,126    $ 1,719,098    $  254,435
  Lease operating expenses............................      789,771        386,697       365,439
  Overhead reimbursement..............................      103,039         99,028        94,938
Corresponding reduction of the Trust's cash
  distributions(1) for:
  Capital expenditures................................  $ 1,826,970    $ 1,633,143    $  241,713
  Lease operating expenses............................      750,282        367,362       347,167
  Overhead reimbursement..............................       97,887         94,077        90,191
Revenues, net of royalties and production taxes, for
  Burlington's share of gas production collected by
  Devon, distributed to Burlington....................  $15,519,015(2) $12,395,077    $9,056,194

---------------

(1) Calculated by Devon based on Devon's belief as to the Trust's methodology with respect to the Trust's share of Burlington's expenses.

(2) The 1997 amount includes only 11 months of distributions since the December 1997 revenues had not been disbursed as of February 12, 1998.

     Devon currently estimates that Burlington's share of capital costs to be incurred in 1998 will be approximately $1.3 million. Devon has calculated that the Trust's cash distributions will be reduced by approximately $1.2 million of this total. Capital costs such as these have reduced and will temporarily continue to reduce the Trust's cash distributions until the capital projects are completed.

     Devon has a contract with Burlington to gather Devon's portion of production from the individual NEBU wells and deliver the gas to central delivery points. This contract is unrelated to the Trust. During the years ended December 31, 1995, 1996 and 1997, Devon paid Burlington $5,132,000, $4,314,000 and $3,924,000, respectively, for Burlington's services in connection with this gathering contract.

     17. CERTAIN LEGAL MATTERS.

     GENERAL. Except as set forth in this Offer to Purchase, including but not limited to this Section 17, based upon an examination of publicly available information filed by the Trust with the Commission and other publicly available information with respect to the Trust, the Purchaser is not aware of any license or any other regulatory permit that appears to be material to the business of the Trust, that might be adversely affected by the Purchaser's acquisition of the Units as contemplated herein or, except as disclosed below, of any filing, approval or other action by or with any state, federal or foreign governmental, administrative or regulatory agency that would be required prior to the acquisition of Units pursuant to the Offer as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or other action will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Units tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the properties and assets of the Trust or that certain of the Trust's properties and assets might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Units tendered. See "THE TENDER OFFER -- 14. Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and governmental action.

     STATE TAKEOVER STATUTES. Based upon its knowledge of the assets of the Trust and upon publicly available information with respect to the Trust, the Purchaser does not believe that any state takeover statutes or regulations are applicable to the Offer. In the event that it is asserted that one or more state takeover statutes or regulations is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Units tendered pursuant to the Offer or might be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept Units for payment. See "THE TENDER OFFER -- 14. Certain Conditions of the Offer."

     ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The Purchaser believes that the acquisition of Units pursuant to the Offer is not subject to the HSR Act or such requirements. However, if the HSR Act is applicable to the purchase of Units pursuant to the Offer, the Purchaser intends to take all action necessary to comply with the HSR Act, which could result in a delay in the consummation of the Offer.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Units by the Purchaser pursuant to the Offer. At any time before or after the consummation of the transaction, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Units so acquired or divestiture of substantial assets of the Purchaser or the Trust.

     The Purchaser believes that the acquisition of the Units pursuant to the Offer would not violate the antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "THE TENDER OFFER -- 14. Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     18. FEES AND OTHER EXPENSES. Salomon Smith Barney is acting as Dealer Manager for the Offer and as financial advisor to Devon in connection with its acquisition of Units. Pursuant to the terms of Salomon Smith Barney's engagement, Devon has agreed to pay Salomon Smith Barney for its services (i) a retainer fee of $100,000, payable upon execution of the engagement letter between Salomon Smith Barney and Devon, (ii) a dealer manager fee of $100,000, payable upon commencement of the Offer and (iii) a transaction fee equal to $.06 multiplied by the number of Units tendered in the Offer, payable upon consummation of the Offer. Devon also has agreed to reimburse Salomon Smith Barney for travel and other out-of-pocket expenses, including legal fees and expenses, and to indemnify Salomon Smith Barney and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement. In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Devon and the Trust for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

     The Purchaser also has retained D.F. King & Co., Inc. to act as the Information Agent and Harris Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Units by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee Unit holders to forward materials relating to the Offer to beneficial holders. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

     Brokers, dealers, commercial banks and trust companies will, upon request only, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers. Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than to the Dealer Manager and to the Information Agent) for soliciting tenders of Units pursuant to the Offer.

     19. MISCELLANEOUS. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Units residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Units in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser and Devon have filed with the Commission a Tender Offer Statement on the Purchaser Schedule 14D-1, together with exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto from time to time. The Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth in "THE TENDER OFFER -- 6. Certain Information Concerning the Trust" (except that such information will not be available at the regional offices of the Commission).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR DEVON NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THE OFFER TO PURCHASE NOR ANY PURCHASE PURSUANT TO THE OFFER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE PURCHASER, DEVON OR THE TRUST SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE OF THIS OFFER TO PURCHASE.

February 13, 1998                             DEVON ACQUISITION CORPORATION

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                           OF THE PURCHASER AND DEVON

     1. THE PURCHASER. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Each of the persons listed below is a United States citizen. None of such individuals owns any Units except Darryl G. Smette who purchased 1,000 Units of the Trust on January 7, 1998.

                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL OCCUPATIONS,
       NAME               POSITIONS, OFFICES OR EMPLOYMENTS FOR THE PAST FIVE YEARS
       ----           -----------------------------------------------------------------
J. Larry Nichols      J. Larry Nichols is a director and the President and Chief
                      Executive Officer of the Purchaser. See description below for additional information.
J. Michael Lacey      J. Michael Lacey is a Vice President of the Purchaser. See
                      description below for additional information.
Duke R. Ligon         Duke R. Ligon is a Vice President of the Purchaser. See
                      description below for additional information.
H. Allen Turner       H. Allen Turner is a Vice President of the Purchaser. See
                      description below for additional information.
Gary L. McGee         Gary L. McGee is the Treasurer of the Purchaser. See description below for additional information.
Marian J. Moon        Marian J. Moon is the Corporate Secretary of the Purchaser. See
                      description below for additional information.
Darryl G. Smette      Darryl G. Smette is a director and a Vice President of the
                      Purchaser. See description below for additional information.
William T. Vaughn     William T. Vaughn is a director and a Vice President of the
                      Purchaser. See description below for additional information.

     2. DEVON. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Devon. The business address of each director and executive officer, unless otherwise indicated below, is 20 North Broadway, Suite 1500, Oklahoma City, OK 73102-8260. Each of the persons listed below is a United States citizen except where specifically noted. None of such individuals owns any Units except Darryl
G. Smette who purchased 1,000 Units of the Trust on January 7, 1998.

                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL OCCUPATIONS,
       NAME               POSITIONS, OFFICES OR EMPLOYMENTS FOR THE PAST FIVE YEARS
       ----           -----------------------------------------------------------------
Thomas F. Ferguson    Thomas F. Ferguson, age 61, a British citizen, has been a
                      director of Devon since 1982. He is Managing Director of
                      Englewood, N.V., a wholly-owned subsidiary of Kuwaiti-based
                      Al-Futtooh Investments WLL. His 20-year association with the principals of Al-Futtooh has allowed him to represent them on the board of directors of Devon and other companies in which they invest. Those interests include investments in hotels,
                      pharmaceuticals, an investment banking company and a venture capital fund. Mr. Ferguson is a Canadian qualified Certified
                      General Accountant and was formerly employed by the Economist
                      Intelligence Unit of London as a financial consultant.
                      Business Address: President, United Gulf Limited, 7 Old Park
                      Lane, Fifth Floor, London W1Y 3LJ England.

                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL OCCUPATIONS,
       NAME               POSITIONS, OFFICES OR EMPLOYMENTS FOR THE PAST FIVE YEARS
       ----           -----------------------------------------------------------------

J. Larry Nichols      J. Larry Nichols, age 55, co-founded Devon with his father. He has been a director since 1971, President since 1976 and Chief
                      Executive Officer since 1980. Mr. Nichols is active in industry and business groups, serving as vice president of the Independent
                      Petroleum Association of America (IPAA), president of the
                      Domestic Petroleum Council and president of the Oklahoma Nature
                      Conservancy. In addition, Mr. Nichols is a director of the
                      Independent Petroleum Association of New Mexico, the Oklahoma
                      Independent Petroleum Association, the National Petroleum Council
                      and the National Association of Manufacturers. He also serves as a director of Smedvig asa, a Norwegian shipping manufacturing company, and CMI Corporation, which designs and manufactures automated road construction equipment. Both of these companies are traded on the New York Stock Exchange. He also serves on the
                      Board of Governors of the American Stock Exchange. Mr. Nichols
                      holds a geology degree from Princeton University and a law degree from the University of Michigan. He served as a law clerk to Mr.
                      Chief Justice Earl Warren and Mr. Justice Tom Clark of the U.S.
                      Supreme Court. Mr. Nichols is a member of the Oklahoma Bar
                      Association.
Lawrence H. Towell    Lawrence H. Towell, age 54, was appointed to Devon's board of directors in December, 1996. Mr. Towell is the Vice President of
                      Acquisitions in the Strategic Planning/Business Development of
                      Kerr-McGee Corporation. He has been involved with Kerr-McGee's acquisition activities since 1984. Prior to his current position, he served Kerr-McGee in various positions since 1975, including
                      Vice President of Engineering and Vice President of Natural Gas
                      Sales. Prior to his employment at Kerr-McGee, Mr. Towell worked for Shell Oil Co. for eight years serving in various engineering capacities in various domestic locations. Subsequent to his employment at Shell, he was manager of HK Properties for
                      Howell-Kerr Enterprises in Oklahoma City. Mr. Towell received his bachelor's degree in mechanical engineering from Yale University.
                      He is a member of the Society of Petroleum Engineers, the IPAA and the Yale University Science and Engineering Association.
                      Business Address: Vice President -- Acquisition, Exploration and
                      Production Division, Kerr-McGee Corporation, 123 Robert S. Kerr
                      Avenue, Oklahoma City, OK 73102.
David M. Gavrin       David M. Gavrin, age 63, has been a director of Devon since 1979.
                      In addition to managing his personal investments, he serves as a director of several other companies as well as for Devon. The companies for which Mr. Gavrin serves as a director include
                      Heidemij, N.V., a worldwide environmental services company; New
                      York Federal Savings Bank and United American Energy Corp., an
                      independent power producer. In addition, Mr. Gavrin was
                      associated with Drexel Burnham Lambert Incorporated for 14 years as First Vice President and was a General Partner of Windcrest
                      Partners, an investment partnership, for 10 years.
                      Business Address: 1865 Palmer Avenue, Suite 108, Larchmont, NY
                      10538.

                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL OCCUPATIONS,
       NAME               POSITIONS, OFFICES OR EMPLOYMENTS FOR THE PAST FIVE YEARS
       ----           -----------------------------------------------------------------
Tom J. McDaniel       Tom J. McDaniel, age 59, was appointed to Devon's board of directors in December, 1996. Mr. McDaniel has been Kerr-McGee
                      Corporation's Vice-Chairman of the Board of Directors since
                      February 1, 1997. He joined Kerr-McGee as associate general counsel in 1984, became senior vice president in 1986 and served as senior vice president and corporate secretary from 1989 to
                      1997. Prior to joining Kerr-McGee, Mr. McDaniel was engaged in the private practice of law for 18 years. In 1981 he was
                      appointed Administrative Director of State Courts by the Oklahoma
                      Supreme Court. Mr. McDaniel serves on the board of directors of the National Association of Manufacturers. A member of the
                      Oklahoma and American Bar Associations, Mr. McDaniel holds an undergraduate degree in business from Northwestern Oklahoma State
                      University and a law degree from the University of Oklahoma.
                      Business Address: Vice Chairman of the Board, Kerr-McGee
                      Corporation, 123 Robert S. Kerr Avenue, Oklahoma City, OK 73102.
John W. Nichols       John W. Nichols, age 83, is the co-founder of Devon and has been
                      Chairman of the Board of Directors since 1971. He is a founding partner of Blackwood & Nichols Co., which was the original operator of the NEBU Interests. Mr. Nichols is a non-practicing
                      Certified Public Accountant.
Luke R. Corbett       Luke R. Corbett, age 50, was appointed to Devon's board of directors in December, 1996. Mr. Corbett is Kerr-McGee
                      Corporation's Chairman of the Board of Directors and Chief
                      Executive Officer, a position he has held since February 1, 1997.
                      He joined Kerr-McGee in 1985 as vice president of geophysics, was named senior vice president of exploration for the Exploration and Production Division in 1987, senior vice president in 1991 and President and Chief Operating Officer in 1995. Prior to
                      joining Kerr-McGee, Mr. Corbett was employed by Amoco Production
                      Company as a geophysicist. He later joined Aminoil, Inc. where he held the position of vice president of domestic exploration. Mr.
                      Corbett is also a director of OGE Energy Corp. He is a member of the American Association of Petroleum Geologists, Society of
                      Exploration Geophysicists and is on the board of the American
                      Petroleum Institute. He is a member of the Domestic Petroleum
                      Council and a trustee for the American Geological Institute
                      Foundation and is chairman of the advisory board of the Energy and Geoscience Institute at the University of Utah. Mr. Corbett
                      obtained his bachelor's degree in mathematics from the University of Georgia.
                      Business Address: Chairman & Chief Executive Officer, Kerr-McGee
                      Corporation, 123 Robert S. Kerr Avenue, Oklahoma City, OK 73102.
Michael E. Gellert    Michael E. Gellert, age 66, has been a director of Devon since
                      1971. In addition to managing his personal investments and serving as a director of Devon, Mr. Gellert serves on the board of several other companies. These include Humana Inc., owners of managed health care facilities; Premier Parks, Inc., amusement parks operator; Seacor Holdings, Inc., owners and operators of marine equipment; and Regal Cinemas, Inc., owners and operators of multiplex motion picture theaters. Mr. Gellert is also a member of the Putnam Trust Company Advisory Board to The Bank of
                      New York. Mr. Gellert was associated with the Drexel Burnham
                      Lambert Group and its predecessors for 31 years, including 17 years as a director, and served in various executive capacities for its wholly-owned subsidiary, Drexel Burnham Lambert
                      Incorporated.
                      Business Address: Windcrest Partners, 122 East 42nd Street, New
                      York, NY 10168.

                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL OCCUPATIONS,
       NAME               POSITIONS, OFFICES OR EMPLOYMENTS FOR THE PAST FIVE YEARS
       ----           -----------------------------------------------------------------
H. R. Sanders, Jr.    H. R. Sanders, Jr., age 65, joined Devon in 1981 as a Director and Executive Vice President. He retired as Executive Vice
                      President in June, 1997, but continues as a member of the Devon
                      Board. Prior to joining Devon, Mr. Sanders was associated with
                      RepublicBank Dallas, N.A., serving from 1970 to 1981 as its
                      Senior Vice President with direct responsibility for independent oil and gas producer and mining loans. Mr. Sanders is a member of the IPAA, Texas Independent Producers and Royalty Owners
                      Association, Oklahoma Independent Petroleum Association and a
                      past director of Triton Energy Corporation.
                      Business Address: Route 1, 678 H, Morgan, TX 76671.
J. Michael Lacey      J. Michael Lacey, age 52, joined Devon as Vice
                      President -- Operations and Exploration in 1989. Prior to his
                      employment with Devon, Mr. Lacey served as General Manager in
                      Tenneco Oil Company's Mid-Continent and Rocky Mountain Divisions.
                      He holds both undergraduate and graduate degrees in Petroleum
                      Engineering from the Colorado School of Mines, is a Registered
                      Professional Engineer and a member of the Society of Petroleum
                      Engineers and the American Association of Petroleum Geologists.
Duke R. Ligon         Duke R. Ligon, age 56, joined Devon on February 17, 1997, as its
                      Vice President -- General Counsel. In addition to his 12 years of energy law practice, most recently as a partner of a large New
                      York City law firm, he was an investment banker at Bankers Trust
                      Company of New York for 10 years. Mr. Ligon also served for three years in various positions with the Federal Energy
                      Administration, U. S. Department of the Interior and Department
                      of Energy in Washington, D.C. Mr. Ligon's primary
                      responsibilities at Devon include assisting in the Company's acquisition efforts and representing the Company in various legal matters including litigation. Mr. Ligon holds an undergraduate degree in business from Westminster College and a law degree from the University of Texas School of Law.
Darryl G. Smette      Darryl G. Smette, age 50, Vice President of Marketing and
                      Administrative Planning since 1989, joined Devon in 1986 as
                      Manager of Gas Marketing. Mr. Smette's educational background includes an undergraduate degree from Minot State College and a masters degree from Wichita State University. His marketing background includes 15 years with Energy Reserves Group, Inc./BHP
                      Petroleum (Americas), Inc., the last position being Director of
                      Marketing. He is also an oil and gas industry instructor approved by the University of Texas' Department of Continuing Education.
                      Mr. Smette is a member of the Oklahoma Independent Producers
                      Association, Natural Gas Association of Oklahoma and the American
                      Gas Association.
H. Allen Turner       H. Allen Turner, age 45, has been responsible for Devon's
                      corporate finance and capital formation activities as Vice
                      President of Corporate Development since 1982. In 1981 he served as Executive Vice President of Palo Pinto/Harken Drilling
                      Programs. For the six prior years he was associated with Merrill
                      Lynch with various responsibilities including Regional Tax
                      Investments Manager. He is a member of the Petroleum Investor
                      Relations Association, and serves on the IPAA Capital Markets
                      Committee. He is the immediate past chairman of the IPAA Oil and
                      Gas Investment Symposium. Mr. Turner is a member of the Financial
                      Executives Institute. Mr. Turner received his bachelor's degree from Duke University.

                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL OCCUPATIONS,
       NAME               POSITIONS, OFFICES OR EMPLOYMENTS FOR THE PAST FIVE YEARS
       ----           -----------------------------------------------------------------
William T. Vaughn     William T. Vaughn, age 51, is Devon's Vice President of Finance
                      in charge of commercial banking functions, accounting, tax and information services. Mr. Vaughn was elected in 1987 to his present position. Prior to that he was Controller of Devon from
                      1983 to 1987. Mr. Vaughn's prior experience includes serving as
                      Controller with Marion Corporation for two years and employment with Arthur Young & Co. for seven years with various duties including audit manager. He is a Certified Public Accountant and a member of the American Institute of Certified Public
                      Accountants and the Oklahoma Society of Certified Public
                      Accountants. He is a graduate of the University of Arkansas with a Bachelor of Science degree.
Danny J. Heatly       Danny J. Heatly, age 42, has been Devon's Controller since 1989.
                      Prior to joining Devon, Mr. Heatly was associated with Peat
                      Marwick Main & Co. in Oklahoma City for ten years with various duties including senior audit manager. He is a Certified Public
                      Accountant and a member of the American Institute of Certified
                      Public Accountants and the Oklahoma Society of Certified Public
                      Accountants. He graduated with a Bachelor of Accountancy degree from the University of Oklahoma.
Gary L. McGee         Gary L. McGee, age 48, was elected Treasurer in 1983, having first served as Devon's Controller. Mr. McGee is a member of the
                      Executive Committees of both the Rocky Mountain Oil & Gas
                      Association and the Petroleum Association of Wyoming. He is also a member of the Petroleum Accounting Society of Oklahoma City and
                      has been active in varied accounting functions with several companies in the industry. He served as Vice President of Finance with KSA Industries, Inc., a private holding company with various interests including oil and gas exploration. Mr. McGee also held various accounting positions with Adams Resources and Energy Co.
                      and Mesa Petroleum Company. He received his accounting degree from the University of Oklahoma.
Marian J. Moon        Marian J. Moon, age 47, was elected Corporate Secretary in 1994.
                      Ms. Moon has served Devon in various capacities since 1984, including her current position as Manager of Corporate Finance.
                      She has also served as Assistant Secretary with responsibilities including compliance with SEC and stock exchange regulations.
                      Prior to joining Devon, Ms. Moon was employed for eleven years by
                      Amarex, Inc., an Oklahoma City based oil and natural gas
                      production and exploration firm, where she served most recently as treasurer. Ms. Moon is a member of the Petroleum Investor
                      Relations Association and the American Society of Corporate
                      Secretaries. She is a graduate of Valparaiso University.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Units and any other required documents should be sent or delivered by each Unit holder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                        HARRIS TRUST COMPANY OF NEW YORK

       By Hand Delivery            Facsimile Transmission:                 By Mail:
        or Overnight:                   (212) 701-7636               Wall Street Station
        88 Pine Street                  (212) 701-7637                  P.O. Box 1023
          19th Floor                                               New York, NY 10268-1023
      New York, NY 10005          (For Eligible Institutions
                                            Only)
                                    Confirm by Telephone:
                                        (212) 701-7624

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                                77 WATER STREET
                            NEW YORK, NEW YORK 10005
                         CALL TOLL-FREE (800) 431-9642

                      THE DEALER MANAGER FOR THE OFFER IS:

                              SALOMON SMITH BARNEY
                            SEVEN WORLD TRADE CENTER
                            NEW YORK, NEW YORK 10048
                                 (212) 783-8527